Exhibit 10.26
Annual Incentive Plan
Fiscal Year – 2009
Effective April 1, 2008 – March 31, 2009

May 7, 2008

Contents
I.	Purpose of the Plan

II.	Eligibility

III.	Administration of Plan

IV.	Plan Design

V.	Financial Objectives

VI.	Individual Objectives

VII.	Incentive Payments

VIII.	Amendment, Suspension and Termination

IX.	Unfunded Plan

X.	Other Benefit and Compensation Programs

XI.	Governing Law

Exhibit I:	FY2009 Incentive Plan Components

Exhibit II:	FY2009 Incentive Plan Payout Schedule

Exhibit III:	FY2009 Incentive Payout Calculation Examples
May 7, 2008

I. Purpose of the Plan
The purpose of the Annual Incentive Plan is to align all participants with the business objectives of Navarre Corporation and its subsidiaries (the “Company”) by motivating, rewarding and recognizing participants for their achievements and impact on the Company’s success.
II. Eligibility
Most management-level employees of Navarre are eligible to participate in the Plan. New hires must be employed prior to September 1st to be eligible for a pro-rata incentive payment for that fiscal year. Participants who terminate from the company, for any reason, prior to the date of the incentive payment, will lose their eligibility to receive an incentive payment.
III. Administration
The Plan is administered by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). The Chief Executive Officer of the Company (the “CEO”) will make recommendations to the Compensation Committee regarding participation, level of awards, changes to the Plan, financial objectives, and other aspects of the Plan’s administration. The Compensation Committee has the authority to interpret the Plan, and, subject to the Plan’s provisions, to make and amend rules and to make all other decisions necessary for the Plan’s administration. Any decision of the Compensation Committee in the interpretation and administration of the Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Specifically, the Compensation Committee has the authority to approve payout percentages and to approve individual awards, including discretionary awards, for the executive officers. The CEO has the authority to approve individual awards, including discretionary awards, for other participants consistent with the Plan.
IV. Plan Design
The Annual Incentive Plan has two components:
•	Financial Objectives

•	Individual Objectives
The potential bonus percentage based on these components is determined by the participant’s level and type of position. This is summarized in Exhibit I.
V. Financial Objectives
Early each fiscal year the Compensation Committee will approve the Financial Objectives for such fiscal year. The Financial Objectives will be based on attainment of specific levels of performance of the Company (or of a subsidiary, division, or department thereof) with reference to one or more of the following criteria: (i) consolidated earnings before or after taxes; (ii) EBITDA (earnings before interest, taxes, depreciation and amortization); (iii) net income; (iv) operating income; (v) earnings per share; (vi) return on shareholders’ equity; (vii)
May 7, 2008

expense management; (viii) return on investment; (ix) improvements in capital structure; (x) net sales; (xi) maintenance or improvements of profit margins; (xii) stock price; (xiii) market share; (xiv) cash flow; (xv) working capital; (xviii) return on assets; (xv) asset turnover; (xvi) inventory turnover; (xvii) economic value added (economic profit) and (xviii) total shareholder return. Payment is made on each Financial Objective as indicated in the Annual Incentive Plan Payout Schedule (Exhibit II).
For FY2009, the Compensation Committee has determined that the Financial Objectives are:
•	Consolidated Operating Income of $20 million (for all participants)

•	Consolidated Net Sales of $664 million (for corporate participants)

•	Subsidiary Budgeted Operating Income (for subsidiary participants)

•	Subsidiary Budgeted Net Sales (for subsidiary participants)
Threshold
The Compensation Committee may determine one or more threshold Financial Objectives which must be attained in order for any bonus payout to be earned (other than a discretionary pool payout).
For FY2009, the Compensation Committee has determined that the Financial Objective threshold is Consolidated Operating Income of $16 million.
Growth Multiplier
For FY2009, subject to the maximum payment provision in Paragraph VII, the Compensation Committee has determined that if Consolidated Operating Income exceeds the target, a participant’s incentive payment will be increased by the same percentage that Consolidated Operating Income exceeds the stated target (the Growth Multiplier). This provides for an enhanced incentive payout which is totally funded by improvement in Consolidated Operating Income. See III for a sample calculation.
Discretionary Pool
The Compensation Committee may also establish a discretionary pool to reward participants in the plan with exemplary performance during the fiscal year be paid out whether or not the threshold Financial Objectives are attained.
The Compensation Committee has determined that the maximum discretionary pool for FY2009 is $500,000, which may be awarded in whole or in part.
May 7, 2008

VI. Individual Objectives
Goal Setting
Plan participants and their managers will share accountability for establishing annual goals for the Individual Objectives component of the incentive plan. Generally, participants will have three to five specific and measurable goals which may be weighted or prioritized. These goals should tie directly to the overall company, subsidiary, or department goals. Joint agreement on goals will be confirmed with signatures of the participant and his/her manager. These goals must be provided to Human Resources within two months of becoming eligible for the Annual Incentive Plan.
Goal Monitoring
Participants will normally meet with their managers at least quarterly to review progress on the established goals.
Goal Modification
Goals may be modified during the plan year if the business or the individual’s position requires the change.
Goal Measurement
Plan participants and their managers will discuss the participant’s goal achievement on their Individual Objectives and managers must submit the achievement to HR for approval in a timely manner. The Compensation Committee will evaluate and determine achievement of the CEO’s individual performance and review the achievement for the other executive officers.
VI. Incentive Payments
Results and Adjustments
Actual business results for the fiscal year will be provided by the Chief Financial Officer and approved by the Compensation Committee. The Compensation Committee may approve adjustments to actual business results to reflect organizational, operational, or other changes which have occurred during the year, e.g., acquisitions, dispositions, expansions, contractions, material non-recurring items of income or loss, extraordinary items, effects of accounting changes or other events which might create unwarranted hardships or windfalls to participants.
Payments
Payments under the Plan will normally be paid within 45 days of the annual audit. Payment will be made for the number of full months that the participant held a qualifying position during the plan year and checks will be taxed in compliance with Internal Revenue Service
May 7, 2008

guidelines for bonuses. Checks will normally be hand delivered in one-on-one meetings by the participant’s manager.
Maximum Payment
Notwithstanding anything to the contrary provided in this Plan, the Compensation Committee may establish a maximum pay-out to any one participant for any fiscal year.
For FY2009, the Compensation Committee has determined that the total payment to any participant under this Plan shall not exceed 150% of the participant’s base salary.
Communication
After year-end closing, managers should meet individually with each participant to communicate the final achievement on specific goals and communicate the incentive payment amount. Human Resources will prepare a communication document to assist managers to effectively communicate this information.
VII. Amendment, Suspension and Termination
The Compensation Committee or the Board of Directors may at any time, and without prior notice, terminate, suspend, amend or modify the Plan or any incentive payments under the Plan not yet paid. No incentive payment will be made during any suspension of the Plan or after its termination.
VIII. Unfunded Plan
The Plan shall be unfunded and the Company shall not be required to segregate any assets for incentive payments under the Plan.
IX. Other Benefit and Compensation Programs
Payments received by a participant under this Plan shall not be deemed a part of a participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company unless expressly so provided by such other plan, contract or arrangement. Nothing in the Plan shall be construed as a contractual payment obligation or guarantee of employment for any participant.
X. Governing Law
To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of Minnesota and construed accordingly.
May 7, 2008

EXHIBIT I
Annual Incentive Plan Components

	Consolidated	Subsidiary
	Operating	Operating	Consolidated	Subsidiary	Individual
Job Level	Income	Income	Net Sales	Net Sales	Objectives
CEO, CFO and COO	60%		20%		20%
Subsidiary Presidents	20%	40%		20%	20%
Corporate VP’s	60%		20%		20%
Subsidiary VP’s	20%	40%		20%	20%
Corporate Directors	40%		20%		40%
Subsidiary Directors	20%	20%		20%	40%
Corporate Managers	40%		20%		40%
Subsidiary Managers	20%	20%		20%	40%
May 7, 2008

EXHIBIT II
Annual Incentive Plan
Payout Schedule for Financial Objectives

	Percent of	Payout
	Target / Budget	%
Target	100%	100%
	99%	97.5%
	98%	95.0%
	97%	92.5%
	96%	90.0%
	95%	87.5%
	94%	85.0%
	93%	82.5%
	92%	80.0%
	91%	77.5%
	90%	75.0%
	89%	72.5%
	88%	70.0%
	87%	67.5%
	86%	65.0%
	85%	62.5%
	84%	60.0%
	83%	57.5%
	82%	55.0%
	81%	52.5%
Minimum	80%	50%

	Below 80%	0% Payout
Incentive Plan Upside Potential: Incentive Payments may exceed 100% of the targeted bonus opportunity, up to a maximum of 150% of base salary, if Consolidated Operating Income exceeds budget. This is accomplished through the use of the Growth Multiplier which increases the final incentive payment by the same percentage that Consolidated Operating Income exceeds the stated objective. Please see example two in Exhibit III for details.
May 7, 2008

EXHIBIT III
Incentive Payout Calculation Examples
Example #1: Navarre achieves 80% of Consolidated Operating Income, 100% of Consolidated Net Sales, and participant achieves 80% of their individual objectives.
Corporate Director ($80,000 base salary with a bonus opportunity of 25%)

Consolidated	Subsidiary	Consolidated Net
Operating Income	Operating Income	Sales	Subsidiary Net Sales	Individual Objectives
10% of base salary - (40% of total)		5% of base salary - (20% of total)		10% of base salary - (40% of total)

Incentive Component	% Attained	Payout %	Calculation	Payout
Consolidated Op Income	80%	50%	$80,000 x 10% x 50%	$4,000
Subsidiary Op Income	—%	—%	—	$0
Consolidated Net Sales	100%	100%	$80,000 x 5% x 100%	$4,000
Subsidiary Net Sales	—%	—%	—	$0
Individual Objectives	80%	80%	$80,000 x 10% x 80%	$6,400

				$14,400

Example #2: Navarre achieves 90% of Consolidated Operating Income, 100% of Subsidiary Operating Income, 80% of Subsidiary Net Sales, and the participant achieves 95% of their individual objectives.
Subsidiary VP ($100,000 base salary with a bonus opportunity of 40%)

Consolidated	Subsidiary	Consolidated Net
Operating Income	Operating Income	Sales	Subsidiary Net Sales	Individual Objectives
8% of base salary - (20% of total)	16% of base salary - (40% of total)		8% of base salary - (20% of total)	8% of base salary - (20% of total)

Incentive Component	% Attained	Payout %	Calculation	Payout
Consolidated Op Income	90%	75%	$100,000 x 8% x 75%	$6,000
Subsidayr Op Income	100%	100%	$100,000 x 16% x 100%	$16,000
Consolidated Net Sales	—%	—%	—	$0
Subsidiary Net Sales	80%	50%	$100,000 x 8% x 50%	$4,000
Individual Objectives	95%	95%	$100,000 x 8% x 95%	$7,600

				$33,600

May 7, 2008

Example #3 – Growth Multiplier: Navarre achieves 110% of Consolidated Operating Income, 100% of Subsidiary Operating Income, 90% of Subsidiary Net Sales, and the participant achieves 100% of their individual objectives.
Subsidiary VP ($100,000 base salary with a bonus opportunity of 40%)

Consolidated	Subsidiary	Consolidated Net
Operating Income	Operating Income	Sales	Subsidiary Net Sales	Individual Objectives
8% of base salary - (20% of total)	16% of base salary - (40% of total)		8% base salary - (20% of total)	8% of base salary - (20% of total)

Incentive Component	% Attained	Payout %	Calculation	Payout
Consolidated Op Income	110%	100%	$100,000 x 8% x 100%	$8,000
Subsidiary Op Income	100%	100%	$100,000 x 16% x 100%	$16,000
Consolidated Net Sales	—%	—%	—	$0
Subsidiary Net Sales	90%	75%	$100,000 x 8% x 75%	$6,000
Individual Objectives	100%	100%	$100,000 x 8% x 100%	$8,000

				$38,000
		110% Achievement = 10% Multiplier		$3,800

				$41,800

May 7, 2008